UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Storage Technology Corporation

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STORAGE TECHNOLOGY CORPORATION

One StorageTek Drive

Louisville, Colorado 80028-0001

303.673.5151

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, May 21, 2003
Time:	10:00 a.m. (Eastern Daylight Time)
Place:	W Hotel
111 Perimeter Center West
Atlanta, GA 30346

At the meeting, you will be asked to:

1.	Elect eight directors, to serve for a one-year term

2.	Approve an additional 3,000,000 shares for the Employee Stock Purchase Plan

3.	Consider one stockholder proposal

4.	Consider any other business matters that may properly come before the meeting

Stockholders of record at the close of business on April 3, 2003, are entitled to vote at the Annual Meeting and any adjournment or postponement. The only class of securities eligible to vote at the Annual Meeting is StorageTek’s common stock.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Roellig

Vice President, General Counsel and Secretary

Louisville, Colorado

April 16, 2003

YOUR VOTE IS IMPORTANT

We invite each of you to attend the Annual Meeting, but regardless of whether you attend, we urge you to vote in advance. You may use the Internet, telephone, or proxy card to vote in advance.

PROXY STATEMENT

STORAGE TECHNOLOGY CORPORATION

PROXY STATEMENT

As a stockholder of Storage Technology Corporation, you have the right to vote on certain matters affecting the company. This Proxy Statement discusses the proposals you are voting on this year at the Annual Meeting of Stockholders, to be held on Wednesday, May 21, 2003, at 10:00 a.m. Eastern Daylight Time at the W Hotel, 111 Perimeter Center West, Atlanta, Georgia 30346.

This Proxy Statement, a proxy card, and the 2003 Annual Report are first being mailed to the stockholders beginning on or about April 16, 2003.

In this Proxy Statement, we may refer to Storage Technology Corporation as “StorageTek,” “we,” “us,” “our,” or the “company.” We may also refer to the 2003 Annual Meeting of Stockholders as the “Annual Meeting” and to a stockholder as “you.”

VOTING PROCEDURES

Who may vote

You may vote your StorageTek common stock if you owned the shares at the close of business on April 3, 2003, our record date. At the close of business on that day, 107,985,368 shares were outstanding and entitled to vote. For each share of common stock you own, you may cast one vote for each nominee for director, one vote for Proposal 2 and one vote for the stockholder proposal.

Voting procedures for record holders

If you hold a stock certificate in your name for StorageTek’s common stock, you are the owner of record. If you attend the meeting, you may vote in person. If you want to vote by proxy, there are three ways you may vote, each of which is valid under Delaware law, our state of incorporation:

1.	Access the Internet address on the proxy card and follow the instructions at that site

2.	Call the toll-free telephone number listed in the voting instructions attached to the proxy card and follow the telephone prompts OR

3.	Complete, sign, date and return the enclosed proxy card

You have been given a control number on your proxy card to use if you vote by Internet or telephone. This number is used to authenticate your identity and your vote.

Voting procedures for shares in street name

If your shares of StorageTek common stock are held in the name of a brokerage house or financial institution, you are a beneficial owner and the brokerage house or the financial institution holding your shares is the record holder. This is often referred to as being held in “street name.” You need to follow the voting directions given by the brokerage or financial institution. If you hold shares in street name and you intend to vote at the Annual Meeting, you must bring an executed Power of Attorney or proxy in your name that has been signed by the record holder. Contact your broker or financial institution for this information.

Voting of proxies

If you vote by proxy prior to the Annual Meeting, your shares will be voted as you instruct. If you vote by proxy, but do not indicate a vote on a particular proposal, your shares will be voted “FOR” all of the nominees for director set forth in this Proxy Statement, “FOR” Proposal 2, the approval on an additional 3,000,000 shares for the Employee Stock Purchase Plan, and “AGAINST” Proposal 3, the stockholder proposal, and in accordance with the recommendation of the Board of Directors on any other matters properly brought before the meeting.

Revoking or changing your vote

You may revoke your proxy or change your vote at any time before the final vote at the meeting. If you are the owner of record, you may do this by:

1.	Giving written notice of revocation to the Secretary of the Company, One StorageTek Drive, Louisville, Colorado 80028-4309

2.	Signing another valid proxy bearing a later date

3.	Voting at a later date by telephone or by using the Internet OR

4.	Voting in person at the meeting

If you hold stock in street name, you need to contact your broker or financial institution for information on how to revoke your proxy or change your vote.

Solicitation of proxies

We have retained Georgeson Shareholder Communications Inc. to solicit proxies at a cost of approximately $6,000, plus certain out-of-pocket expenses. If we request Georgeson to perform additional services, Georgeson will bill us at its usual rates. In addition, we will reimburse intermediaries for their expenses in forwarding solicitation materials to beneficial owners. Certain directors, officers and other employees may make further solicitation. This solicitation may be by telephone, mail or other means of communication, for which no additional compensation will be paid.

Quorum

A quorum must be present in person or represented by proxies in order for us to conduct business at the Annual Meeting. A quorum consists of a majority of the shares of common stock issued and outstanding (excluding treasury stock) on April 3, 2003, our record date. All shares that are voted “FOR,” “AGAINST” (including abstentions), or “WITHHOLD FROM” any matter will count for purposes of establishing a quorum.

Abstentions

Abstentions will count as votes present at the meeting and will have the same effect as a vote against a matter. While there is no definitive statutory or case law authority in Delaware, our state of incorporation, as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both: (a) the total number of votes present, for the purpose of determining whether a quorum is present; and (b) the total number of votes present that are cast with respect to a matter (other than in the election of the Board). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner.

Broker non-votes

On certain proposals—called discretionary proposals—a brokerage firm or financial institution may vote shares that it holds on behalf of beneficial owners even if the beneficial owners do not direct them as to how to vote.

Based upon New York Stock Exchange rules, the principal exchange on which our common stock is traded, we believe that Proposal 1, Election of Directors, is a discretionary proposal. Unless the beneficial owner provides voting instructions to the record holder at least 10 days prior to the Annual Meeting, the record holder (a brokerage or financial institution) may vote the shares of common stock held in street name as it deems appropriate in the election of directors.

Under the Exchange rules, Proposal 2 and the stockholder proposal are not discretionary, and brokerage firms and financial institutions may not vote shares held in street name on these proposals without specific instructions from the beneficial owners.

The term “broker non-votes” refers to shares held in street name that are not voted on a particular matter. Broker non-votes generally occur because the beneficial owner did not give any instructions to the broker on how to vote on a non-discretionary matter. We intend to count broker non-votes as votes present for the purpose of determining a quorum, but broker non-votes will not be counted as votes cast on the matters on which the beneficial owner has not expressly voted.

Vote required for approval of proposals

Directors are elected by a plurality. The eight persons who receive the highest number of “FOR” votes will be elected as directors. A vote to “WITHHOLD FROM” any director will be counted for purposes of determining the votes present, but will have no other effect on the outcome of the vote regarding the election of directors.

To be approved, Proposal 2 and the stockholder proposal will require the affirmative vote of a majority of the shares of common stock cast on that issue.

Delivery of voting materials to stockholders sharing an address

If you and other residents of your mailing address own shares of common stock in different accounts, you should receive only one proxy statement and annual report, unless you have requested otherwise. A separate proxy card is included in the voting materials for each of these accounts. The practice of sending only one annual report and proxy statement to a single address is called “householding.”

If you share an address with another stockholder and have received only one proxy statement and annual report, you may request a separate set of these documents by contacting our Investor Relations department by phone,  e-mail or mail as follows:

Phone:	1.800.785.2217
E-mail:	ask_stk@storagetek.com
Address:	Investor Relations
Storage Technology Corporation
One StorageTek Drive
Louisville, CO 80028-4315

To continue to receive separate annual reports and proxy statements for each account in your household, you should withhold your consent to our householding program. To withhold consent, call 1.800.542.1061 on a touch-tone phone. You will be asked to enter your 12-digit control number that appears in the middle of the right-hand side of your voting instruction form for each account for which you wish to revoke your consent.

Electronic delivery of voting materials

With your consent, we can offer you the ability to view our proxy statements, annual reports and related materials on-line rather than receiving these documents in the mail. If you vote by the Internet, you will be given the opportunity to consent to electronic delivery at the time you vote. Follow the prompts on the website to make this election. If you are not voting by the Internet and would still like to receive electronic delivery, follow these steps:

If you hold a stock certificate:

1.	Log onto the Internet at www.icsdelivery.com/stk

2.	Enter your Social Security or Tax I.D. number

3.	Enter your e-mail address

4.	Enter a PIN number of your choice

If you hold stock at a brokerage:

1.	Log onto the Internet at www.icsdelivery.com/stk

2.	Click on the first letter of your brokerage firm’s name

3.	Select your broker/financial institution by clicking on the name listed on the right

4.	Complete all of the steps outlined on the website

PROPOSAL 1.    ELECTION OF DIRECTORS

Directors are elected at the Annual Meeting to hold office until the next Annual Meeting or until their respective successors are elected and qualified. The Board has set the number of directors at eight. Nominees for director this year are: James R. Adams, Charles E. Foster, Dennis H. Jones, William T. Kerr, Robert E. La Blanc, Robert E. Lee, Patrick J. Martin and Richard C. Steadman. The Board of Directors unanimously recommends a vote “FOR” the election of each of the named nominees.

The nominees are current directors and each has consented to serve a one-year term. If, at or prior to the time of the Annual Meeting, one or more of the nominees becomes unavailable to serve, any shares represented by a proxy will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board.

NOMINEES FOR DIRECTOR

James R. Adams

Director since 1999

Age 63. Chairman of the Board, Texas Instruments, a semiconductor, tools and software company, 1996 to 1998; Group President, SBC Communications Inc., a communications company, 1992 to 1995; President and Chief Executive Officer, Southwestern Bell Company, 1988 to 1992. Director, Texas Instruments and Inet Technologies, Inc.

Charles E. Foster

Director since 2002

Age 66. Chairman of the Board, Prodigy Communications Corporation, an Internet services provider, 2000 to 2001; President and Chief Executive Officer, Prodigy Communications Corporation, 2000 to 2001; Group President, National Operations, SBC Communications Inc., a communications company, 1995 to 2000. Director of Amdocs Limited and an advisory director at JP Morgan/Chase Bank in San Antonio, Texas.

Dennis H. Jones

Director since 2002

Age 50. Founder and President, The DHJ Group, a business consulting and advisory company, since 2001; President, Chief Operating Officer, and Vice Chairman of the Board of Directors, Commerce One, a business software company, 2001 to 2002; President and Chief Executive Officer, Accel-KKR, a technology-focused private equity investment firm, 2000; Executive Vice President of Information Technology and Chief Information Officer, Federal Express Corporation, a global express transportation company, 1998 to 2000; Senior Vice President of Information and Telecommunications and Chief Information Officer, Federal Express Corporation, 1991 to 1998.

William T. Kerr

Director since 1998

Age 61. Chairman and Chief Executive Officer, Meredith Corporation, a media and marketing company, since 1998; President and Chief Executive Officer, Meredith Corporation, 1997; and President and Chief Operating Officer, Meredith Corporation, 1994 to 1996. Director, Meredith Corporation, Principal Financial Group, and Maytag Corporation.

Robert E. La Blanc

Director since 1979

Age 69. Founder and President, Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm, since 1981; previously Vice Chairman of Continental Telecom Corporation; previously a general partner at Salomon Brothers, Inc. Director, Chartered Semiconductor Manufacturing Ltd., Computer Associates International, Inc., The Titan Corporation, and a family of Prudential Mutual Funds.

Robert E. Lee

Director since 1989

Age 67. President, Glacier Properties, Inc., a private investment firm, since 1986; Executive Director Emeritus, The Denver Foundation, a community foundation, since 1996; Executive Director, The Denver Foundation, 1989 to 1996; previously Chairman, First Interstate Bank of Denver. Director, Meredith Corporation, ING North American Insurance Holdings, Inc., and Financial Investors Trust.

Patrick J. Martin

Director since 2000

Age 62. Chairman of the Board of Directors, President and Chief Executive Officer, StorageTek, since July 2000; Corporate Senior Vice President/President – North American Solutions Group, Xerox Corporation, a document products and services company, 1999 to 2000; Corporate Senior Vice President/President – Developing Markets Operations, Xerox Corporation, 1998 to 1999; Corporate Vice President/President – Canadian and Americas Operations, Xerox Corporation, 1996 to 1998.

Richard C. Steadman

Director since 1970

Age 70. Lead independent director of StorageTek since 2000. Private investor since 1981; previously Chairman of the Board of Directors, National Convenience Stores, Inc., a retail chain.

The Board of Directors unanimously recommends a vote “FOR”

the election of each of the named nominees.

BOARD OF DIRECTORS AND COMMITTEES

Meetings of the Board of Directors

The Board held eight regular meetings during 2002. Each current director attended at least 75 percent of all Board and applicable committee meetings held during 2002.

Committees of the Board of Directors

The Board has a standing Audit Committee, Governance and Nominating Committee, and Human Resources and Compensation Committee.

	Audit Committee		Governance and Nominating Committee		Human Resources and Compensation Committee
James R. Adams			X	*	X
Charles E. Foster	X
Dennis H. Jones	X
William T. Kerr			X		X
Robert E. La Blanc	X
Robert E. Lee			X		X	*
Patrick J. Martin
Richard C. Steadman	X	*

*	Indicates Committee chair

Audit Committee

The Audit Committee met 11 times in 2002. This committee:

•	Recommends to the Board whether to include audited financial statements in our Annual Report on Form 10-K

•	Monitors our financial reporting activities

•	Reviews independent auditor’s audit plans and results

•	Reviews internal audit’s audit plans and findings

•	Reviews internal control matters

•	Reviews the appropriateness of our significant accounting policies

The Audit Committee operates under a charter approved by the Board in September 2000. In May 2002, the Board reviewed the New York Stock Exchange’s rules governing audit committees and determined that the members of the Audit Committee were independent within the meaning of the Exchange’s rules. At the same time, the Board determined that, in its business judgment, the members of the Audit Committee were financially literate and at least one of the members had accounting or related financial management expertise, under then-existing rules.

Governance and Nominating Committee

The Governance and Nominating Committee met six times in 2002. This committee:

•	Recommends to the Board
–	potential candidates for election to the Board
–	the size, composition, organization and structure of the Board
–	membership of Board Committees

•	Reviews corporate governance issues

•	Reviews Board performance

You may recommend director nominees to the Governance and Nominating Committee. These recommendations should be directed to the Chair of the Governance and Nominating Committee, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-4309. The Governance and Nominating Committee will determine whether to include any stockholder-proposed nominee in its recommended slate of director candidates.

Under our bylaws, you may make nominations for director at an Annual Meeting, but only if you provide us with written notice of your intent between 60 and 90 days prior to the Annual Meeting. Written notice should be addressed to the Secretary, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-4309. Your notice must include: (a) the name, age, business address and residence address of the nominee; (b) the principal occupation or employment of the nominee; (c) the class and number of shares of StorageTek stock which are owned by the nominee; and (d) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors under applicable federal securities law. You must also include your name, address and number of shares of StorageTek common stock that you beneficially own.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee met eight times in 2002. This committee:

•	Determines total compensation for the executive officers (other than the Chief Executive Officer)

•	Evaluates the performance of executive management

•	Reviews compensation policies for the officers and other employees

•	Administers and determines awards under equity and bonus programs

DIRECTOR COMPENSATION

We pay non-employee directors the following:

•	Annual retainer of $27,000

•	$5,000 annual retainer for chairing a committee

•	$5,000 annual retainer for serving as lead independent director

•	$1,000 for each Board and committee meeting attended

•	Expense reimbursement for travel and business related to Board business

In addition, non-employee directors may be paid a fee of $1,000 per day plus expense reimbursement for additional director-related services that are requested by the Chairman of the Board. In 2002, Mr. La Blanc received an additional $16,000 in fees plus expense reimbursement for visiting certain customers as a representative of the Board.

Non-employee directors have the option to receive their retainers and fees in cash, defer receipt of all or a portion of them into StorageTek’s deferred compensation plan or receive all or a portion of them in the form of shares of StorageTek common stock or common stock equivalents. They may also receive limited reimbursement for certain medical and dental coverage.

Non-employee directors are automatically granted stock options to purchase 25,000 shares of common stock upon his or her initial election or appointment, with 5,000 shares vesting six months after the grant date and the remaining 20,000 shares vesting one-sixth per year. On their 11th anniversary and each subsequent anniversary, non-employee directors receive annual stock options to purchase 5,000 shares. Non-employee directors elected after May 22, 1998, receive annual stock options to purchase 4,000 shares of common stock through their 10th anniversary of election to the Board. Annual stock option grants vest one-third per year.

In November 2002, StorageTek entered into an indemnification agreement with each of the directors, pursuant to which StorageTek agreed to indemnify the director against: (a) expenses, judgments and settlements paid in connection with third-party claims, and (b) expenses and settlements paid in connection with claims in the right of StorageTek, in each case provided that the director acted in good faith. In addition, StorageTek agreed to indemnify each director to the extent permitted by law against all expenses, judgments and amounts paid in settlement unless the director’s conduct constituted a breach of his duty of loyalty to the stockholders. Subject to the director’s obligation to pay StorageTek in the event that he is not entitled to indemnification, StorageTek will pay the expenses of the director prior to a final determination as to whether the director is entitled to indemnification.

PROPOSAL 2.     APPROVAL OF AN ADDITIONAL 3,000,000 SHARES FOR THE EMPLOYEE STOCK PURCHASE PLAN

At the meeting, you will be asked to approve an amendment to the Storage Technology Corporation Amended and Restated 1987 Employee Stock Purchase Plan (the “ESPP”) to reserve an additional 3,000,000 shares of common stock for issuance under the ESPP, bringing the total number of shares authorized for issuance to 18,200,000 shares. As of April 3, 2003, the record date, 13,111,591 shares had been issued under the ESPP, and 2,088,409 shares remain available for issuance under the ESPP. The Board of Directors unanimously recommends a vote “FOR” Proposal 2, the approval of an additional 3,000,000 shares for the ESPP.

The ESPP is an integral component of StorageTek’s efforts to encourage employee stock ownership. Through the ESPP, employees have an opportunity to invest in StorageTek’s common stock at an attractive price. The text of the ESPP is being filed electronically with the Securities and Exchange Commission, but is not included as an exhibit to the Proxy Statement being distributed to stockholders. A copy of the ESPP is also available by written request to the Secretary, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-4309. The following is a summary of the material provisions of the ESPP.

DESCRIPTION OF ESPP

General

The ESPP provides StorageTek employees (including employees of certain subsidiaries) with an opportunity to acquire shares of StorageTek common stock through payroll deductions. StorageTek currently has six-month offering periods and the payroll deductions are used to purchase StorageTek common stock on the last day of the offering period. The purchase price is 85 percent of the lower of the stock’s closing price on the first or last day of the six-month offering period. As of April 3, 2003, the record date, the closing price of the Common Stock was $22.01 per share. The ESPP allows the length of an offering period to be adjusted by the Board or the Human Resources and Compensation Committee of the Board.

The Board may, at any time, amend or terminate the ESPP unless stockholder approval is required or desirable under applicable law or regulation, including federal and state corporate laws, securities laws, tax laws and the rules of the New York Stock Exchange. However, no such action can adversely affect the outstanding rights of any participant.

Administration of the ESPP

The ESPP is administered by the Human Resources and Compensation Committee, which consists solely of non-employee directors. All questions of interpretation and construction of any provision of the ESPP are determined by the Human Resources and Compensation Committee.

Eligibility; Certain Limitations on Purchases

In general, an employee who is customarily employed by StorageTek or certain of its subsidiaries for more than 20 hours per week and more than five months in any calendar year is eligible to participate in the ESPP. Non-employee directors are not eligible to participate in the ESPP. As of April 3, 2003, the record date, approximately 7,000 employees were eligible to participate in the ESPP. An employee is not permitted to participate in the ESPP if, as a result, he or she would own 5 percent or more of the voting power of StorageTek stock. In addition, an employee is limited to purchasing no more than: (a) $25,000 worth of StorageTek common stock (determined using the fair market value of the stock at the beginning of an offering period) in any calendar year; and (b) 25,000 shares in any offering period. Rights granted under the ESPP are not transferable other than in connection with an employee’s death.

Participation

An eligible employee authorizes payroll deductions in order to participate in the ESPP. Payroll deductions may not exceed 10 percent of the participant’s base pay, bonuses and commissions during the offering period. Participation in the ESPP is voluntary. Benefits under the ESPP are dependent upon each employee’s election to participate and his or her decision as to what percentage of pay to contribute to the ESPP. Future purchases under the ESPP are not determinable.

If a participant’s employment is terminated for any reason, except disability or death, that participant is no longer permitted to participate in the ESPP and any payroll deductions will be returned to the participant. In the case of disability or death, the participant or the participant’s beneficiary generally may choose to withdraw from the current offering period or to purchase shares at the close of the offering period.

Tax Consequences

The following paragraphs describe certain U.S. federal income tax consequences of the ESPP. Different rules may apply to participants who are not subject to U.S. federal income tax. StorageTek intends that the ESPP will continue to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”). Under these provisions, a participant will not be deemed to have received any compensation for federal income tax purposes upon enrolling in an offering period or upon purchasing stock.

Depending upon the circumstances, a participant may recognize ordinary income and/or capital gain/loss upon the sale or other disposition of stock purchased through the ESPP. Based upon our six-month offering period, if stock is sold or otherwise disposed of within two years of the first day of the offering period in which the stock was purchased, the participant has engaged in a disqualifying disposition of the stock. In that case, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the purchase date over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

If the shares are sold or otherwise disposed of after the two-year holding period, then the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15 percent of the fair market value of the shares as of the first day of the offering period in which the shares were purchased. Any additional gain or loss on such sale or disposition will be treated as long-term capital gain or loss, as the case may be.

StorageTek deducts compensation expense equal to the ordinary income realized on shares sold or otherwise disposed of in disqualifying dispositions. The deductions are taken in the year of disposition. This deduction may be limited in the case of our Chief Executive Officer and each of the four most highly compensated executive officers under Section 162(m) of the Code.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2,

the approval of an additional 3,000,000 shares for the Employee Stock Purchase Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table and footnotes provide information as of December 27, 2002, for shares of our common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,106,860	(1)	$17.62	12,055,075	(2)
Equity compensation plans not approved by security holders (3)	—		—	374,750
Total	11,106,860		$17.62	12,429,825

(1)	There were no outstanding purchase rights under the ESPP. Excludes purchase rights accruing under the ESPP, as well as 35,364 common stock equivalents associated with director compensation that will be paid out after termination.

(2)	Includes 2,088,409 shares of common stock available for future issuance under the ESPP. Excludes the additional 3,000,000 shares under the ESPP being requested in Proposal 2.

(3)	Consists solely of the 1993 Nonstatutory Stock Option Plan, described below.

The table does not include information for equity compensation plans that we assumed in connection with mergers of the companies that originally established those plans. As of December 27, 2002, a total of 53,046 shares of our common stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $14.47 per share. No additional options may be granted under those assumed plans.

1993 Nonstatutory Stock Option Plan

General

In 1993, the Board established the 1993 Nonstatutory Stock Option Plan (the “1993 Plan”). Stockholders have not approved the 1993 Plan. As of December 27, 2002, there were 900,000 shares of common stock authorized for issuance under the 1993 Plan, of which 525,250 shares had been issued and 374,750 shares remained available for grant. There were no stock options outstanding under the 1993 Plan as of December 27, 2002. The 1993 Plan will expire on November 17, 2003.

Administration

The 1993 Plan may be administered by the Board or a committee of the Board (the “Administrator”). Currently, the Human Resources and Compensation Committee of the Board is the Administrator. The Administrator has the authority to select the participants; determine the size of each grant; set the exercise price; set the terms and conditions, including vesting, of each grant; and amend or modify such terms and conditions, including accelerating vesting and waiving forfeiture restrictions. The Administrator may amend or discontinue the 1993 Plan at any time.

Eligibility for Participation

Generally, employees and consultants are eligible to receive stock options under the 1993 Plan. Officers (as that term is defined under Section 16 of the Securities Exchange Act of 1934) and directors are not eligible to receive awards.

Change in Control

In the event of a Change in Control, all outstanding options under the 1993 Plan vest and are then terminated in exchange for a cash payment equal to the value of the stock (as determined by the Board under the 1993 Plan) minus the exercise price. Change in control means the occurrence of any of the following events: (a) the acquisition by a person or group of more than 25 percent of the total voting power represented by StorageTek’s then-outstanding voting securities; (b) stockholder approval of the sale of all or substantially all of our assets; (c) a merger or consolidation, unless StorageTek’s stockholders own at least 75 percent of the total voting power of the surviving entity; or (d) a change in the majority of the Board within a two-year period.

PROPOSAL 3.    STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

The proponent of the following stockholder proposal is Dr. Seymour Licht, P.E., P.O. Box 4383, Scottsdale, Arizona 85261. The proponent owns 4,413 shares of StorageTek common stock individually or as a joint tenant, and has approximately a 40 percent equity interest in See More Light Investments, a general partnership that owns 40,513 shares of StorageTek common stock. The stockholder proposal, for which the Board and StorageTek accept no responsibility, is quoted verbatim in full in italics, below. The Board of Directors unanimously recommends a vote “AGAINST” Proposal 3, the stockholder proposal regarding cumulative voting, for the reasons stated in the Board of Directors’ Response to Proposal 3 below.

“STOCKHOLDER PROPOSAL

This stockholder’s proposal requests/ recommends that the Board of Directors take the necessary steps, to modify the Corporate By-laws and the Certificate of Incorporation, to permit “Cumulative Voting” for the election of Directors. This proposal if implemented by the Board will become effective at the 2004 annual stockholder meeting.

SUPPORTING STATEMENT

In light of the recent disclosure of self dealing and personal enrichment by management of various corporations at the expense of its stockholders, it is urgent that StorageTek’s Board of Directors do not have any connections or allegiance what so ever with present management.

This change can only start by a change how members to the Board are elected. Cumulative Voting is the quickest and most economical way to effectuate the required change and return control of the company to the stockholders.

The present system to select/nominate Directors is rife with conflicts of interest. For all practical purposes, Directors are nominated, selected and caused to be “elected” by present Management and their fellow Directors. To add insults to injury Management uses Shareholders’ money to conduct proxy solicitation efforts on behalf of the candidates selected by Management. Since it is the duty of a Director to supervise Management there is little likelihood that Management will desire/select/support a candidate who is inclined to ask the “tough questions” of Management.

Under the present system of nomination and election It is impossible for an outside Director/Candidate, NOT selected by Management to conduct an effective proxy contest to replace incompetent and/or a corrupt Director. Company bylaws permit ANY Shareholder of record to nominate a Director/Candidate, however the Company will NOT place the opposing Director/Candidate’s name on the ballot that the company distributes to Shareholders for voting.

It is economically impossible for an opposing group of stockholders to present an opposing slate of candidates to the stockholders for voting. StorageTek has informed Licht that they incurred the following expenses relating to the distribution of their previous Proxy Statements and Ballots for voting by the stockholders for the following years:

ANNUAL MEETING

2000	2001	2002[1]
$106,500.00	$110,000.00	N/A

(1)	On 10/10/02 Mr Kronenberg, Senior Securities Counsel for STK informed Dr. Licht that management has refused to provide him with the cost of its 2002 proxy solicitation. No reason for this decision was provided.

This does not include the payment by StorageTek’s of $6,000.00 plus undisclosed expenses to Georgson Shareholder Services for the purpose of proxy solicitation related to the 2002 election.

If cumulative voting were permitted assuming a ten (10) member board each share holder would then have 10 votes per share to either vote for ten individuals candidates or vote all ten votes for a single candidate, such as a person who would be nominated from the floor during the Annual Meeting and avoid the expense of a proxy fight.”

BOARD OF DIRECTORS’ RESPONSE TO PROPOSAL 3

The Board believes that cumulative voting for the election of directors would not serve the best interests of the stockholders. The Board unanimously recommends a vote “AGAINST” this proposal for the reasons stated below.

Like most publicly-traded corporations, StorageTek provides for each share of common stock to cast one vote for each director nominee. The Board firmly believes that cumulative voting would threaten to undermine the effective functioning of the Board. It is the duty of the Board to represent the interests of all stockholders, without any special loyalty to any one individual or group. Cumulative voting is undesirable because a director elected by a particular person or group of stockholders may be primarily concerned with representing the interests of the narrow constituency that elected him or her rather than representing the interests of all stockholders. The Board does not believe that a narrow constituency of stockholders should be given such an advantage over the stockholders as a whole. Directors should be elected based upon their ability and commitment to represent the best interests of all stockholders. The Board believes that this goal is best served when each director is elected by a plurality of the stockholders. The stockholder proponent submitted substantially the same proposal in 2002 and 2001, which was defeated by StorageTek stockholders each year.

The fairness of StorageTek’s existing system of electing directors is supported by a number of other initiatives. The Board has adopted Corporate Governance Guidelines, which are accessible to all stockholders on our website at www.storagetek.com. Among other things, the guidelines include criteria for the selection of directors that emphasize independence and mandate that all directors (other than the Chief Executive Officer) and all members of the Audit, Governance and Nominating, and Human Resources and Compensation Committees be comprised solely of directors independent of management. Independent directors are required periodically to hold meetings apart from management. Taken together, these measures constitute a comprehensive corporate governance program supporting the fulfillment of the Board’s duties to stockholders.

The Board of Directors unanimously recommends a vote “AGAINST” Proposal 3,

the stockholder proposal regarding cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows beneficial ownership of StorageTek common stock as of April 3, 2003, by: (a) each current director and nominee; (b) the Chief Executive Officer and each of the other four most highly compensated executive officers (the “Named Executive Officers”); (c) all current directors and executive officers as a group; and (d) entities that have reported owning more than 5 percent of our outstanding common stock.

Name	Number of Shares Owned (1) (a)	Right to Acquire (2) (b)	Total (a) + (b)	Percent of Shares Outstanding (3)
Non-Employee Directors
James R. Adams	21,973	30,333	52,306	*
Charles E. Foster	4,955	9,666	14,621	*
Dennis H. Jones	0	5,000	5,000	*
William T. Kerr	15,042	59,334	74,376	*
Robert E. La Blanc (4)	40,060	51,000	91,060	*
Robert E. Lee	11,409	46,000	57,409	*
Richard C. Steadman	32,002	51,000	83,002	*

Named Executive Officers
Patrick J. Martin **	551,536	1,090,000	1,641,536	1.5
Angel P. Garcia	40,922	18,593	59,515	*
Robert S. Kocol	69,718	131,580	201,298	*
Roy G. Perry	91,514	52,639	144,153	*
Jill F. Kenney	30,988	25,000	55,988	*
Current Executive Officers and Directors as a Group (18 persons)	1,084,126	1,920,565	3,004,691	2.7

Beneficial Owners of More Than 5%
Dodge & Cox (5)	12,561,858	0	12,561,858	11.6
Iridian Asset Management LLC/CT (6)	8,120,751	0	8,120,751	7.5
Barclays Global Investors, N.A. (7)	7,725,058	0	7,725,058	7.2

*	Less than 1 percent
**	Also serves as a director

(1)	Unless otherwise noted, the persons named have sole voting and dispositive power over the shares shown as owned by them. Includes common stock equivalents held by four directors that will be settled in shares of common stock upon or after each director’s termination, as follows: Mr. Foster, 2,455 shares; Mr. Kerr, 13,842 shares; Mr. Lee, 8,241 shares; and Mr. Steadman, 898 shares. Also includes 5,710 stock units held in a deferred compensation account for one executive officer that will be paid out in common stock between the years 2004 and 2010. Neither the common stock equivalents nor the stock units has voting rights.

(2)	Represents stock options that are exercisable for shares of common stock by June 2, 2003.

(3)	The percentage is calculated using 107,985,368 shares of common stock outstanding on April 3, 2003, plus for each person or group, the number of shares shown in column 2 that such person or group has a right to acquire on or before June 2, 2003.

(4)	Mr. La Blanc disclaims beneficial ownership of 60 shares held by his daughter.

(5)	This information was obtained from Amendment No. 4 to Schedule 13G, filed with the Securities and Exchange Commission, on February 13, 2003, by Dodge & Cox, One Sansome Street, 35th Floor, San Francisco, California 94104. Represents shares that are beneficially owned by institutional clients of Dodge & Cox, an investment advisor. Dodge & Cox has sole dispositive power over all the shares listed, sole voting power with respect to 11,635,858 shares, and shared voting power with respect to 236,200 shares.

(6)	This information was obtained from Amendment No. 1 to Schedule 13G, filed with the Securities and Exchange Commission, on February 10, 2003, by Iridian Asset Management LLC/CT, 276 Post Road West, Westport, Connecticut 06880 on behalf of a group. Represents shares that are beneficially owned as follows: Iridian Asset Management LLC, 7,047,951; First Eagle Fund of America, 768,400; Iridian Partners Fund, L.P., 50,900; Iridian Investors, L.P., 44,200; and Iridian Private Business Value Equity Fund, L.P., 209,300. BIAM (US) Inc. has acquired interests in Iridian Asset Management, and as such, BIAM (US) Inc., Bank of Ireland, BancIreland/First Financial, Inc., and IBI Interfunding may be deemed to have beneficial ownership of the shares of common stock held by Iridian Asset Management.

Each of David L. Cohen and Harold J. Levy has shared voting and dispositive power over all 8,120,751 shares. Each of the following entities has shared voting and dispositive power over the shares indicated: The Bank of Ireland, IBI Interfunding, BancIreland/First Financial, Inc., BIAM (US) Inc., and Iridian Asset Management LLC, 7,352,351 shares; COLE Partners LLC 304,400 shares; Iridian Partners Fund, L.P., 50,900 shares; Iridian Investors, L.P., 44,200 shares; Iridian Private Business Value Equity Fund, L.P., 209,300 shares.

(7)	This information was obtained from a Schedule 13G, filed with the Securities and Exchange Commission, on February 12, 2003, by Barclays Global Investors, NA, 45 Fremont St., San Francisco, California 94105. The following entities have sole voting and dispositive power over the shares indicated: Barclays Global Investors, NA, 6,649,611 shares; Barclays Global Fund Advisors, 664,033 shares; and Barclays Global Investors, Ltd., 411,414 shares.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our Chief Executive Officer (“CEO”) and our other four most highly compensated executive officers (based upon base salary plus bonus) who were serving as such as of December 27, 2002, (collectively with the CEO, the “Named Executive Officers”) for each of the last three fiscal years in which such person was an executive officer of StorageTek.

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position(1)	Year	Salary ($) (2)	Bonus ($) (2)		Other Annual Compensation ($) (3)	Restricted Stock Awards ($) (4)	Securities Underlying Options (#)	All Other Compen- sation ($) (5)
Patrick J. Martin	2002	811,538	0	(6)	84,897	910,668	90,000	104,930
Chairman of the Board,	2001	800,000	1,070,000		346,643	0	160,000	49,116
President and CEO	2000	366,154	2,400,000		160,256	2,168,750	1,000,000	30,158

Angel P. Garcia	2002	358,077	444,000		1,577	104,315	4,375	25,150
Corporate Vice President,	2001	127,884	365,000		103	142,000	70,000	273
Growth Markets
and Global Services

Robert S. Kocol	2002	309,615	375,000		1,811	636,019	14,500	33,105
Corporate Vice President	2001	293,462	206,790		351	0	58,000	26,728
and Chief Financial Officer	2000	290,000	200,395		124	0	0	17,406

Roy G. Perry	2002	293,077	325,000		149	84,954	3,563	20,251
Corporate Vice President,	2001	98,653	159,375		32	1,041,750	207,000	1,233
Global Supply Chain,
Manufacturing, Logistics
and Quality Process

Jill F. Kenney	2002	277,538	326,000		—	201,159	0	11,239
Corporate Vice President,	2001	212,499	214,750		—	54,450	75,000	3,802
Worldwide Marketing
and Strategy

(1)	Mr. Martin became Chairman, President and Chief Executive Officer of StorageTek in 2000; Messrs. Garcia and Perry and Ms. Kenney became executive officers of StorageTek during 2001.

(2)	Salary and bonus are reported in the year earned even if not actually paid until a subsequent year.

(3)	Perquisite amounts are required to be reported in this column only if the total value of such perquisites for the Named Executive Officer equals or exceeds the lesser of: (a) $50,000; or (b) 10 percent of the Named Executive Officer’s annual salary and bonus. In 2002, only Mr. Martin received perquisites at a level that required reporting. Mr. Martin’s Other Annual Compensation consisted of $50,226 of perquisites, including an auto allowance of $18,168 and financial services of $15,000, and $34,671 of grossed-up reimbursements for the payment of taxes. The total amounts reported for 2002 for each Named Executive Officer, except for Mr. Martin, in Other Annual Compensation consists entirely of grossed-up reimbursements for the payment of taxes.

(4)	As of December 27, 2002, the aggregate number of restricted shares held by the Named Executive Officers and their fair market values were as follows: Mr. Martin, 65,000 shares at $1,379,200; Mr. Garcia, 11,875 shares at $251,513; Mr. Kocol, 29,000 shares at $614,200; Mr. Perry, 59,813 shares at $1,266,839; and Ms. Kenney, 12,083 shares at $255,918. The fair market value is based upon the December 27, 2002, closing price of $21.28 less any amount the individual may have paid for the restricted stock.

On July 11, 2000, Mr. Martin received a restricted stock grant of 100,000 shares that vested on July 14, 2000. On November 7, 2000, he received a second restricted stock grant of 100,000 shares of which 25 percent vested immediately and the remainder of the grant vested on each of January 1, 2001, 2002, and 2003.

During the period of 2000 to 2002, the Named Executive Officers received various awards of restricted stock. All such awards provide for a four-year vesting in equal increments (25 percent) on each of the first four anniversary dates of the date of grant. The grants are as follows:

•	Mr. Garcia: 10,000 shares on August 20, 2001; 2,917 shares on February 4, 2002; and 1,458 shares on February 15, 2002

•	Mr. Kocol: 9,667 shares on February 4, 2002; 4,833 shares on February 15, 2002; and 14,500 on March 6, 2002

•	Mr. Perry: 75,000 shares on August 18, 2001; 2,375 shares on February 4, 2002; and 1,188 shares on February 15, 2002

•	Ms. Kenney: 5,000 shares on March 7, 2001; 8,333 shares on February 4, 2002

A holder of shares of restricted stock has all the rights of a holder of shares of common stock, including the right to receive dividends, if any.

(5)	Amounts shown for 2002 include:

•	Premiums paid by StorageTek for life insurance: Mr. Martin, $65,661; Mr. Garcia, $7,081; Mr. Kocol, $4,714; Mr. Perry, $4,187; and Ms. Kenney, $1,239

•	Preferential interest (that portion of interest that is at above-market rates under the rules of the Securities and Exchange Commission) earned on deferred compensation: Mr. Garcia, $165; Mr. Kocol, $12,910; and Mr. Perry, $1,410

•	Matching contributions made by StorageTek during fiscal year 2002 to StorageTek’s 401(k) plan: Mr. Martin, $7,923; Mr. Garcia, $7,923; Mr. Kocol, $7,950; Mr. Perry, $7,931; and Ms. Kenney, $10,000

•	Matching contributions made by StorageTek during fiscal year 2002 to StorageTek’s deferred compensation plan: Mr. Martin, $31,346; Mr. Garcia, $9,981; Mr. Kocol, $7,531; and Mr. Perry, $6,723

(6)	Mr. Martin did not receive a bonus under StorageTek’s Management by Objectives Bonus Plan for 2002; however, in March 2003, the Board approved the payment of a $2,000,000 extension bonus to him as part of the consideration for entering into an amended and restated employment agreement that extended the agreement’s term by two years.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding stock options to purchase shares of the common stock granted to the Named Executive Officers during the fiscal year ended December 27, 2002.

Individual Grants
Name	Number of Securities Underlying Options(1)	% of Total Options Granted to Employees in Fiscal Year 2002	Exercise Price ($ per share)	Expiration Date	Grant Date Present Value ($)(2)
Patrick J. Martin	90,000	4.2	20.24	03/06/2012	957,600
Angel P. Garcia	4,375	0.2	23.90	02/15/2012	54,250
Robert S. Kocol	14,500	0.7	23.90	02/15/2012	179,800
Roy G. Perry	3,563	0.2	23.90	02/15/2012	44,181
Jill F. Kenney	0	0	—	—	—

(1)	The non-qualified stock options described in the table above were granted under StorageTek’s Amended and Restated 1995 Equity Participation Plan. The exercise price is equal to the fair market value per share of the common stock on the grant date. The stock options vest in equal increments (25 percent per year) on each of the first four anniversaries of the grant date. Vesting is accelerated upon the occurrence of certain events. (See “EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.”)

(2)	Grant date present value is calculated using the Black-Scholes option pricing model. The assumptions used to value Mr. Martin’s stock option grant, which was made on March 6, 2002, are: (a) expected life of option, four years; (b) volatility, 64.72 percent; (c) expected dividends, 0.0 percent; and (d) risk-free interest rate, 4.18 percent. The assumptions used to value grants for Messrs. Garcia, Kocol and Perry, which were made on February 15, 2002, are: a) expected life of option, four years; (b) volatility, 63.83 percent; (c) expected dividends, 0.0 percent; and (d) risk-free interest rate, 4.03 percent. The Black-Scholes option pricing model is one of the Securities and Exchange Commission’s accepted methods of calculating grant date value and does not represent our estimate or projection of future stock prices.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

The following table sets forth information regarding stock options exercised by the Named Executive Officers during the fiscal year ended December 27, 2002, and options held by them at fiscal year-end 2002.

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick J. Martin	0	0	790,000	460,000	7,276,350	3,488,650
Angel P. Garcia	0	0	17,500	56,875	127,575	382,725
Robert S. Kocol	0	0	113,455	106,013	163,434	395,415
Roy G. Perry	0	0	51,749	158,814	377,250	1,131,780
Jill F. Kenney	12,500	106,970	6,250	56,250	56,813	538,313

(1)	The value of unexercised in-the-money options is calculated based upon the market value of the underlying securities on December 27, 2002, minus the exercise price. The market value of the StorageTek common stock on December 27, 2002, was $21.28 per share.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Amended and Restated CEO Employment Agreement with Patrick J. Martin

On March 27, 2003, StorageTek and Mr. Martin entered into an amended and restated CEO employment agreement that, among other things, extended the term of his employment by two years until June 30, 2006. Pursuant to its terms, Mr. Martin is entitled to: (a) an annual base salary of $1,000,000, subject to increase by the Board; (b) a cash bonus potential of up to 350 percent of base salary, depending upon company performance; (c) other benefits and perquisites; and (d) certain benefits upon termination. Upon execution of the amended employment agreement, StorageTek paid Mr. Martin a $2,000,000 extension bonus and granted him 250,000 shares of restricted stock that will vest upon the earliest of his retirement, involuntary termination, or death, or immediately prior to a change in control.

Upon Mr. Martin’s retirement, involuntary termination, or death, or upon a change in control, all of his stock options and shares of restricted stock will vest and he will have the originally scheduled terms to exercise stock options. Upon retirement, involuntary termination or death, Mr. Martin is entitled to relocation costs, grossed up for taxes, along with reimbursement for the loss, if any, on the sale of his then-principal residence, lifetime medical benefits for himself and his spouse, and life insurance benefits for 24 months after termination. Upon an involuntary termination, Mr. Martin is entitled to additional severance benefits, including: (a) two times salary and two times target bonus (three times if following a change in control); (b) any unpaid awards under StorageTek’s Leveraged Equity Acquisition Program (LEAP), or an equivalent replacement program, based upon prior year’s performance; and (c) a prorated LEAP, or other equivalent replacement program, award at target performance for the current year. Mr. Martin also will be eligible to receive a tax gross-up payment if any amounts received are deemed to be excess parachute payments subject to an excise tax. The agreement also contains a two-year non-compete, non-solicitation period after an involuntary termination or retirement. Upon a voluntary termination by Mr. Martin or if StorageTek terminates Mr. Martin for cause, Mr. Martin will receive compensation only through the date of termination and Mr. Martin will have 180 days to exercise his vested stock options.

Involuntary termination means termination: (a) by StorageTek for reasons other than cause; (b) due to disability; (c) during 24 months following a change of control for reasons other than cause, including voluntary termination; (d) following the relocation of Mr. Martin’s job, reduction of his salary or target bonus, or a significant reduction of his duties and authorities, without his consent; or (e) following any action by StorageTek that could substantially diminish the aggregate value of benefits provided to Mr. Martin.

Change in control means the occurrence of any of the following events: (a) the acquisition of 35 percent or more of the total voting power represented by StorageTek’s then-outstanding voting securities; (b) a change in the majority of the Board; (c) a merger or consolidation, unless StorageTek’s stockholders own at least 51 percent of the total voting power of the surviving entity; (d) the approval by the StorageTek stockholders of a plan of complete liquidation of the company, or (e) the approval and closing of a sale or disposition by StorageTek of all or substantially all the company’s assets.

Cause means the conviction of a felony involving moral turpitude or fraud against StorageTek; or willful gross neglect or willful gross misconduct in carrying out the duties described in Mr. Martin’s agreement, resulting in material economic harm to StorageTek.

Under the agreement, StorageTek indemnifies Mr. Martin to the fullest extent permitted by law against liability arising out of the fact that he is or was a director or officer of StorageTek. StorageTek will also indemnify Mr. Martin for certain losses, if any, in connection with benefits under certain company benefit plans.

Executive Agreements

In February 2003, StorageTek entered into three-year executive agreements with Ms. Kenney and Messrs. Garcia, Kocol and Perry. Each executive agreement provides for severance and certain other benefits in the event of a change in control. If the executive officer’s employment is terminated (other than for cause) or the executive officer terminates for good reason, in each case within two years after a change in control, the executive officer is entitled to receive the following: (a) two times current annual salary plus two times the current target bonus; (b) a prorated target bonus for the current year and any unpaid bonus based upon the prior year’s performance; (c) a continuation of the executive officer’s benefits and perquisites, including health and life insurance, for 24 months; (d) a lump sum cash payment equal to 24 months of company matching contributions to 401(k) and deferred compensation plans, based upon the executive officer’s current level of participation in such plans; (e) any unpaid awards under LEAP, or an equivalent replacement program, based upon the prior year’s performance; (f) a prorated LEAP, or other equivalent replacement program, award at target performance for the current year;

and (g) accelerated vesting of all outstanding stock options and restricted stock, and a 90-day period after termination to exercise stock options. The executive officer also will be eligible to receive a tax gross-up payment if any amounts received are deemed to be excess parachute payments subject to an excise tax. Each executive agreement contains a 12-month non-compete and an 18-month non-solicitation period after termination.

Change in control means the occurrence of any of the following events: (a) the acquisition of 35 percent or more of the total voting power represented by StorageTek’s then-outstanding voting securities; (b) a change in the majority of the Board; (c) a merger or consolidation, unless StorageTek’s stockholders own more than 50 percent of the total voting power of the surviving entity; or (d) the approval by the StorageTek stockholders of a plan of complete liquidation or dissolution of the company. Cause means willful and continued failure to attempt to perform substantially one’s duties or willful misconduct that is materially injurious to StorageTek. Good reason means a substantial diminution of duties, a material reduction in compensation including benefit and incentive plans, or more than one relocation.

Severance Agreements

StorageTek has entered into severance agreements with Messrs. Garcia and Kocol relating to involuntary terminations other than after a change in control. Under the terms of the severance agreement, upon an involuntary termination, the executive officer will be paid a lump-sum cash severance payment equal to one times the executive officer’s base salary, plus one times the executive officer’s target bonus, plus three months of group health benefits premiums. Except for equity awarded under LEAP and certain other specifically identified equity awards, upon an involuntary termination, Mr. Garcia is entitled to accelerated vesting of restricted stock. Mr. Kocol’s agreement does not include provisions for accelerated vesting of restricted stock in the event of an involuntary termination. Each severance agreement also contains a 12-month non-compete and an 18-month non-solicitation period after termination. Payment of any severance is conditioned upon the executive officer executing a settlement and release agreement.

Involuntary termination generally means termination by StorageTek for reasons other than cause or a material reduction in the executive officer’s base salary and target bonus opportunity. Involuntary termination generally does not include voluntary termination, retirement, death or disability. Cause generally means: (a) failure to perform duties and responsibilities as an employee of the company; (b) negligence or dishonesty in the performance of duties; or (c) engaging in conduct that materially injures the company or conflicts with its interests.

Other Agreements

In July 2001, StorageTek and Mr. Kocol entered into a Restricted Stock Award Agreement under which Mr. Kocol has the opportunity to earn restricted stock awards during the period 2002 to 2004 of up to 14,500 shares per year, with the actual amount awarded to be based upon StorageTek’s performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

During 2002, the following persons served as members of the Human Resources and Compensation Committee: Messrs. Adams, Kerr and Lee, and Mr. William Armstrong, a former director who retired from the Board in February 2003. None of these individuals is, or has ever been, an employee or an officer of StorageTek. There were no “Compensation Committee Interlocks” during fiscal 2002.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

All members of the Human Resources and Compensation Committee (the “Committee”) of StorageTek’s Board of Directors are independent, outside directors who have never served as officers of StorageTek.

I.    Guiding Principles for Executive Compensation

A.    Pay for achievement of results based upon StorageTek and individual performance

B.    Compensate competitively to attract, motivate and retain qualified executive officers

C.    Use equity programs to align compensation of executive officers with stockholder interests

D.    Provide total compensation consisting of fixed and at-risk elements

II.    Total Compensation

Total compensation consists of fixed compensation and at-risk compensation. Fixed compensation consists of base salary, benefits and perquisites. At-risk compensation consists of bonuses, stock options and restricted stock.

The Committee generally seeks to pay annual cash compensation (base salary and at-risk annual bonus) between the 50th and 75th percentiles of the annual cash compensation paid by a comparator group. Because the annual bonus is based upon performance, the actual annual cash compensation earned may vary from these percentiles. The comparator group (the “Comparator Group”) consists of 21 companies either in the computer peripheral industry, in the same geographic location as StorageTek or with whom StorageTek competes for executive talent. Certain companies in the Comparator Group are used in the peer group for the stock price performance graph in this Proxy Statement under the caption “Performance Graph.”

A.    Fixed Compensation

In February 2002, the Committee approved annual salary increases for executive officers based upon individual performance, market-competitive cash compensation levels for the position and potential for future responsibility and promotion. As part of StorageTek’s cost containment efforts in 2002, the annual salary increases were deferred until September 2002. Two executive officers who were promoted from vice presidents to corporate vice presidents in September 2002 received increases in their salaries to reflect the promotions.

Executive officers may participate in the benefit programs generally made available to salaried employees and receive additional company-paid benefits and perquisites offered only to executive officers.

B.    At-Risk Compensation

1.    Bonus

The Committee believes that, in order to reinforce the importance of the attainment of StorageTek’s corporate goals and the executive officer’s individual goals, a substantial portion of the annual compensation for each executive officer should be in the form of at-risk compensation.

In 1999, StorageTek’s stockholders approved a Management by Objectives Bonus Plan (“MBO Plan”). The MBO Plan provides executive officers an opportunity for an annual bonus based upon corporate and individual performance goals. The Committee determined that there would be three award levels for the 2002 MBO Plan: threshold, target and stretch (with the opportunity to prorate between levels); and that the performance metrics for funding the 2002 MBO Plan bonus pool would be net income and return on assets.

Actual performance by StorageTek for 2002 exceeded the target level and reached 98 percent of the stretch level. The Committee approved a 2002 MBO Plan bonus pool that was prorated between target and stretch. In addition, in determining the 2002 MBO Plan bonus pool, the Committee approved a discretionary 1.2 times multiplier to that prorated amount based upon StorageTek’s financial performance compared to the Comparator Group, considering growth in share price, earnings per share, net income, cash flow from operations, return on assets, return on equity and total stockholder returns.

The Committee, based upon a recommendation from the CEO, determined the cash MBO Plan bonuses paid to the executive officers (other than for the CEO) from the 2002 MBO Plan bonus pool approved by the Committee. In making those determinations, the Committee and the CEO considered a number of individual performance factors they deemed relevant, but did not assign quantitative weights to the different factors or apply a mathematical formula. MBO Plan bonuses for the executive officers, excluding the CEO, ranged from approximately 60 percent to 115 percent of base salary.

In addition to the MBO Plan bonus, one executive officer received an additional cash bonus in 2002 based upon his individual contribution to StorageTek’s performance.

2.    Equity Incentives

In 2001, StorageTek implemented the Leveraged Equity Acquisition Program (“LEAP”). LEAP is an equity incentive program that rewards key employees who own and hold a required amount of common stock with annual stock option and/or restricted stock awards. The size of the annual stock option and restricted stock awards is based upon specified levels of basic earnings per share. LEAP was designed to more closely align executive compensation with stockholder interests, to provide each executive officer with an incentive to manage StorageTek from the perspective of an owner with an equity stake in the business and to increase the at-risk portion of total compensation during the three-year duration of the program. All executive officers (including the CEO) participate in LEAP.

To participate in LEAP, each executive officer is required to own, within one year of enrollment, a total number of shares of common stock equal to annual base salary divided by the price per share of common stock on the enrollment date. These shares must continue to be held for the three-year duration of LEAP. Restricted stock granted on or before the end of the first year of enrollment and other shares of common stock the executive officer beneficially owns count toward the share ownership requirement. The LEAP share ownership requirement substantially exceeds the minimum ownership guidelines for executive officers previously established by the Committee.

Upon enrollment in LEAP, each participating executive officer received initial stock options equal to annual base salary at enrollment divided by five. Annual LEAP grants thereafter are based upon a formula using the company’s earnings per share as the performance metric and include threshold, target and stretch levels. Actual performance by StorageTek for 2002 exceeded the target level and reached 97 percent of the stretch level. In February 2003, the Committee approved LEAP grants for 2002 performance to executive officers that were pro-rated between target and stretch. Actual awards were based upon the executive officer’s base salary at the time he or she commenced participation in LEAP.

In addition, during 2002, the Committee granted stock options and shares of restricted stock to certain executive officers based upon their individual performance.

III.    CEO Compensation

The compensation of our CEO, Patrick J. Martin, consists of the same elements of fixed compensation and at-risk compensation available to other executive officers. In March 2002, the Board, based upon a recommendation from the Committee, approved an increase in the CEO’s annual base salary based upon: (1) market competitive cash compensation levels for the position; (2) the improvement in StorageTek’s financial performance and stockholder value relative to the performance of its competitors in 2001 and StorageTek’s performance in prior years; and (3) the CEO’s leadership abilities. Based upon these same factors, at the same time, the Board also granted the CEO 90,000 stock options and 13,333 shares of restricted stock. In February 2003, the Committee granted the CEO 192,000 stock options and 37,333 shares of restricted stock as a result of his participation in LEAP at the same pro-rated level between target and stretch as the other executive officers. The CEO did not receive a bonus under StorageTek’s MBO Plan for 2002; however, in March 2003, the Board approved the payment of a $2,000,000 extension bonus to the CEO as part of the consideration for entering into an amended and restated employment agreement that extended the agreement’s term by two years.

IV.    Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the company’s tax deduction to $1,000,000 for compensation paid in any tax year to the Named Executive Officers, unless the “performance-based” requirements of Section 162(m) are met. The Committee’s policy is to qualify executive compensation for tax deductions while maintaining flexibility to approve non-deductible compensation as it deems appropriate to attract, retain and motivate executive officers. Consequently, executive compensation will not always qualify for tax deductibility. For example, income resulting from the vesting of restricted stock will generally not be considered performance-based. Stock options generally do qualify as performance-based. The MBO Plan is generally designed to qualify as performance-based. All compensation paid during 2002 to the Named Executive Officers was deductible.

THE HUMAN RESOURCES AND

COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Robert E. Lee, Chairman

James R. Adams

William T. Kerr

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on StorageTek’s common stock during the five years ended on December 31, 2002, with the cumulative total return on the S&P 500 Index, the S&P 500 Computer Hardware Index, and the S&P 500 Computers and Peripherals Index. Historically, we have used the S&P 500 Computer Hardware Index as a comparison to our total stockholder return. However, this year we are replacing the S&P 500 Computer Hardware Index with the S&P 500 Computers and Peripherals Index, which we believe more accurately reflects the industry in which we compete. For purposes of comparison, both indices are in the graph this year.

The comparison assumes $100 was invested on December 31, 1997, in StorageTek common stock and in each of the indices and assumes reinvestment of dividends, if any. Note that historic stock price is not necessarily indicative of future stock price performance. The Performance Graph is expressly excluded from incorporation by reference into any filings with the Securities and Exchange Commission.

Data Points

	1997	1998	1999	2000	2001	2002
Storage Technology Corporation	100	115	60	29	67	69
S&P 500 Index	100	128	155	141	124	97
S&P 500 Computer Hardware Index	100	175	252	160	158	111
S&P 500 Computers and Peripherals Index	100	181	282	207	159	110

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

Gary Francis is our Corporate Vice President and General Manager, Automated Tape Solutions. His wife, Carol Francis, was employed by StorageTek as a systems engineer during all of the 2002 fiscal year and earned an aggregate compensation of $156,123. Jill Kenney is our Corporate Vice President, Worldwide Marketing and Strategy. Her husband, Ron Kenney, was retained as a sales management process consultant in 2002 and received an aggregate of $126,558 in fees and reimbursements.

INDEBTEDNESS OF MANAGEMENT

In May 2001, StorageTek provided two loans to Michael McLay, our Vice President, U.S./Canada Sales and Service, Global Channels and Strategic Alliances. The loans were provided to Mr. McLay to assist in his relocation to Colorado. One of the loans had a principal amount of $390,000 and the other a principal amount of $160,000. Interest accrues on each loan at the rate of 4.63 percent per annum on the outstanding principal amounts. The principal and accrued interest on the loans are due on the earliest of: (a) May 10, 2004; (b) his termination as an employee of StorageTek; and (c) for the $390,000 loan, the sale of his home in Canada. During fiscal year 2002, the largest aggregate outstanding principal amount on the loans was $550,000, which was also the aggregate principal amount outstanding at fiscal year end.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and Section 16 officers to file reports with the Securities and Exchange Commission of ownership and changes in ownership in StorageTek’s securities. Based upon our review of the reporting forms that were filed with the Securities and Exchange Commission and written representations that we received from officers and directors that no Form 5 reports were required to be filed by those persons, we believe that all filing requirements applicable to the directors, officers and greater than 10 percent stockholders were complied with in a timely manner for 2002, except for reports required by two officers. Thomas Major, our Vice President and General Manager, Disk Business Unit, during 2002, filed two late reports reflecting purchases of common stock in February 2002 and in May 2002, and Gary Francis, our Corporate Vice President and General Manager, Automated Tape Solutions, reported two indirect holdings by his spouse after the applicable deadline.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of Storage Technology Corporation (the “Audit Committee”) has reviewed and discussed with management the company’s audited consolidated financial statements for the fiscal year ended December 27, 2002 (the “2002 Financial Statements”).

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the company’s independent accountants (“PwC”), the matters required to be discussed by Statement on Auditing Standards 61.

The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PwC its independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited 2002 Financial Statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2002, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Richard C. Steadman, Chairman

Charles E. Foster

Dennis H. Jones

Robert E. La Blanc

INDEPENDENT ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP (“PwC”) served as StorageTek’s independent accountants for the fiscal year ended December 27, 2002. The Audit Committee of the Board of Directors has approved the engagement of PwC to serve as independent accountants for the fiscal year ending December 26, 2003.

A representative of PwC is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Although PwC has indicated that no statement will be made, an opportunity for a statement will be provided.

FEES PAID TO INDEPENDENT ACCOUNTANTS

	Fees for Fiscal Year Ended December 27, 2002	Fees for Fiscal Year Ended December 28, 2001
Audit Fees (1)	$1,330,000	$1,220,000
Audit-Related Fees (2)	280,000	220,000
Tax Fees (3)	340,000	585,000
All Other Fees (4)	565,000	655,000

Total	$2,515,000	$2,680,000

(1)	The Audit Fees were for professional services rendered for the audits of our consolidated financial statements and statutory and subsidiary audits, and assistance with the review of documents filed with the Securities and Exchange Commission.

(2)	The Audit-Related Fees were for assurance and related services associated with employee benefit plan audits, and consultations concerning financial accounting and reporting standards.

(3)	Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund; tax planning and tax advice, including assistance with and representation in tax audits and appeals and requests for rulings or technical advice from tax authorities; and tax return services for expatriate employees.

(4)	All Other Fees were for services rendered for support of internal audit services.

While the Audit Committee had in place during 2002 certain pre-approval procedures and policies for services rendered by our independent accountants, these procedures and policies were implemented prior to the adoption of the Securities and Exchange Commission’s recent rules governing an audit committee’s policies and procedures, and do not conform to these new rules. The new rules become effective in May 2003.

OTHER MATTERS

StorageTek has not received notice from any stockholder to present a proposal from the floor of the Annual Meeting and StorageTek does not know of any other matters that will be presented at the Annual Meeting. If any other business matters properly come before the Annual Meeting for consideration, the proxy holders intend to use their discretionary voting authority in accordance with their judgment.

DEADLINES FOR STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

If you want to present a proposal at the 2004 Annual Meeting and want to have that proposal considered for inclusion in StorageTek’s Proxy Statement, you must notify StorageTek in writing before December 18, 2003.

If you wish to present a matter at the 2004 Annual Meeting that you do not wish to have included in the Proxy Statement, you must notify StorageTek (by mail or personal delivery of notice) after January 15, 2004, but before February 16, 2004. If you give notice outside this period, you will not be permitted to present the proposal at the 2004 Annual Meeting. You must include in your notice a brief description of the business and reason for conducting such business at the 2004 Annual Meeting; your name and address (or the registered holder’s); the number of shares of StorageTek common stock that you (or the registered holder) own; and any material interest you have in the proposal you are making.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Roellig

Vice President, General Counsel and Secretary

Louisville, Colorado

April 16, 2003

STORAGE TECHNOLOGY CORPORATION

AMENDED AND RESTATED

1987 EMPLOYEE STOCK PURCHASE PLAN

Amended as of March 6, 2003

1.    Recitals.    On February 2, 1982, Storage Technology Corporation, a Delaware corporation (together with its Subsidiary Corporations, hereinafter referred to, unless the context otherwise requires, as the “Company”), established the Storage Technology Corporation 1982 Employee Stock Purchase Plan. Such plan was subsequently amended and restated by the Board of Directors (the “Board”) on June 15, 1987 and renamed the Storage Technology Corporation 1987 Employee Stock Purchase Plan. Under the provisions of Paragraph 19, the Company reserved the power, through its Board of Directors, to amend the plan from time to time, subject in certain instances to approval of the Company’s stockholders. Pursuant to that power, the plan was amended and restated in its entirety on December 14, 1995 and was approved by the stockholders of the Company on May 30, 1996. The plan was further amended on September 23, 1997 and December 19, 1997, and these amendments were approved by the stockholders of the Company on May 21, 1998. The plan was further amended on September 16, 1999. Stockholder approval was not required for the September 16, 1999 amendments. The plan was further amended on March 8, 2001 and the stockholders of the Company approved the amendment increasing the number of shares reserved for issuance under the Plan on May 24, 2001. The Plan was again amended on March 6, 2003. The Storage Technology Corporation 1987 Employee Stock Purchase Plan, as amended and restated through March 6, 2003, is referred to as the “1987 Plan” or the “Plan”.

2.    Purposes.    The 1987 Plan is intended to provide a method whereby employees of the Company will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the $.10 par value voting Common Stock of the Company (the “Common Stock”). It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

3.    Definitions.

a.    “Account” means an Employee’s interest in the Segregated Account based on the contributions made thereto and the interest earned thereon.

b.    “Base Pay” means, at the Employee’s election, either: (i) an Employee’s rate of base salary (before deduction for contributions to plans maintained pursuant to Sections 401(k) and 125 of the Code) in effect during the Offering Period, but EXCLUDING payments for overtime, shift premium, incentive compensation, bonuses,

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and other similar payments; or (ii) Employee’s rate of base salary (before deduction for contributions to plans maintained pursuant to Sections 401(k) and 125 of the Code) in effect during the Offering Period, EXCLUDING payments for overtime, shift premium, incentive compensation, bonuses, and other similar payments, but INCLUDING all payments for bonuses, incentive compensation and various forms of commissions. Base Pay shall also include payments for short-term disability.

c.    “Committee” means the Compensation Committee of the Company’s Board of Directors or such other committee as is designated by the Board of Directors to administer the Plan.

d.    “Employee” means any person who is a Regular Employee (per CP-3-3-14) customarily employed for more than 20 hours per week and more than five months in a calendar year by Storage Technology Corporation or any Subsidiary Corporation.

e.    “Offering Commencement Date” shall mean January 1, 1991 and each following November 1 and May 1 thereafter, unless otherwise specified by the Committee.

f.    “Offering Periods” shall mean the period commencing January 1, 1991 and ending October 31, 1991 and thereafter the periods commencing each November 1 and May 1 and ending on the next following April 30 and October 31, respectively. The duration of Offering Periods may be changed pursuant to Paragraphs 5 and 21 of this Plan.

g.    “Offering Termination Date” shall mean October 31, 1991 and each following April 30 and October 31 thereafter, unless otherwise specified by the Committee.

h.    “Segregated Accounts” shall mean the depository accounts established by the Company and by Subsidiary Corporations for collection of Employee contributions to the Plan.

i.    “Subsidiary Corporation” shall mean any present or future corporation which (i) would be a subsidiary corporation with respect to the Company as that term is defined in Section 425 of the Code, and (ii) is designated as a participant in the Plan by the Committee described in Paragraph 14.

4.    Eligibility.

a.    Participation in the Plan is completely voluntary. An Employee will be eligible to become a participant in each Offering Period if employed by the Company on or before 15 days prior to the applicable Offering Commencement Date.

b.    Any provision of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan:

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(i)	if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary Corporation (for purposes of this Paragraph the rules of Section 425(d) of the Code shall apply in determining stock ownership of any Employee); or

(ii)	if such option would permit his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Corporations to accrue at a rate that exceeds $25,000 of the fair market value of the stock (determined at the time each option is granted) for each calendar year in which such option is outstanding; or

(iii)	for shares in excess of 25,000 in respect of any Offering Period, provided that this limitation is subject to increase or decrease by the Committee prior to the commencement of any Offering Period in respect of such Offering Period.

5.    Plan Offerings.

a.    The Plan is authorized to issue a total of 15,200,000 shares of Common Stock.

b.    The Plan will be implemented by consecutive Offering Periods, with a new Offering Period commencing on each Offering Commencement Date and ending on the next Offering Termination Date, or on such other dates as the Committee shall determine prior to the commencement of the relevant Offering Period, and continuing until terminated in accordance with Paragraph 19 hereof. The Committee shall have the power to change the duration of Offering Periods (including the commencement and termination dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

c.    The Committee may determine in its sole discretion from time to time to fix a maximum number of shares of Common Stock of the Company, including any unsold balances from earlier Offering Periods (subject to adjustment upon changes in the capitalization of the Company in accordance with Paragraph 18 hereof) that shall be issued during any one Offering Period. If the Committee fixes a maximum number of shares per Offering Period, the maximum number of shares to be issued in respect of any Offering Period may from time to time be increased or decreased by the Committee prior to the commencement of the affected Offering Period within the limits of the total shares then available under the Plan.

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d.    Participation in any Offering Period under the Plan shall neither limit, nor require, participation in any other Offering Period (except as set forth in paragraphs 4(b)(i) and 4(b)(ii) hereof).

6.    Participation.

a.    An eligible Employee may become a participant by enrolling and authorizing payroll deductions in the manner prescribed by the Company. The Company may authorize enrollment on an Interactive Voice Response system (“IVR”), a website on the Internet, or a paper enrollment form. The enrollment deadline established by the Company must precede the first day of the Offering Period for which the participant enrolls.

b.    Payroll deductions for a participant shall commence on the first regular payday after an applicable Offering Commencement Date and shall end on the last regular payday before an Offering Termination Date unless sooner terminated by the participant as provided in Paragraph 11.

7.    Payroll Deductions.

a.    At the time a participant enrolls and authorizes payroll deductions, the participant shall elect to have deductions made from his or her Base Pay and deposited in a Segregated Account during the time the Employee is a participant in an Offering Period. Deductions can be made at the rate of 1, 2, 3, 4, 5, 6, 7, 8, 9, or 10% of Base Pay.

b.    All payroll deductions made for a participant shall be transferred to a Segregated Account as soon as practicable. For administrative convenience, the Company may offset amounts advanced by the Company to pay participant withdrawals pursuant to Paragraph 11 against amounts of payroll deductions otherwise payable into the Segregated Account. A participant may not make any separate cash payments into the Segregated Account. The Company shall maintain appropriate accounting records to reflect at all times the interest and total deductions of all participants in the Segregated Account.

c.    A participant may discontinue participation in the Plan as provided in Paragraph 11, but no other change can be made during an Offering Period and, specifically, a participant may not alter the rate of payroll deductions for that Offering Period.

8.    Terms and Conditions of Options.

a.    On the applicable Offering Commencement Date, when a participant’s authorization for a payroll deduction becomes effective, the participant shall be deemed to have been granted an option to purchase a maximum number of shares of Common Stock, subject to the limitations pursuant to Paragraph 4(b) above, equal to the lesser

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of: (a) the Option Price (as defined below) divided into the Employee’s total deductions under the Plan in respect of the Offering Period or (b) the Employee’s pro-rata share of all shares available for issuance under the Plan for that Offering Period, determined pursuant to Paragraph 13, below.

b.    The option price per share (hereinafter “Option Price”) of Common Stock purchased with payroll deductions made during each Offering Period shall be the lesser of:

(i)	85% of the closing price per share of the Common Stock as quoted in The Wall Street Journal for the applicable Offering Commencement Date (or on the next business date on which shares of the Common Stock shall be traded on the New York Stock Exchange in the event that no shares of the Common Stock shall have been traded on the Offering Commencement Date); or

(ii)	85% of the closing price per share of the Common Stock as quoted in The Wall Street Journal for the applicable Offering Termination Date (or for the next preceding business date on which shares of the Common Stock shall be traded on the New York Stock Exchange in the event that no shares of the Common Stock shall have been traded on the Offering Termination Date).

c.    The Committee may determine in its sole discretion from time to time to issue fractional shares under the Plan. If the Committee determines not to issue fractional shares, any accumulated payroll deductions that would have been used to purchase fractional shares shall be (i) automatically credited to each participant’s Account and applied towards his or her option to purchase shares in the next successive Offering Period, or (ii) returned to each participant promptly following the termination of the Offering Period, as may be determined by the Committee. Any accumulated payroll deductions that are in excess of the limitations of Paragraph 8(a), together with any net income of the Segregated Account allocable to each participant, and the amount referenced in item (ii) above, shall be returned to each participant promptly following the termination of an Offering Period.

9.    Exercise of Option.    Unless a participant withdraws in accordance with Paragraph 11, his or her option to purchase Common Stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the applicable Offering Termination Date, for the purchase of the number of full shares of Common Stock that the accumulated payroll deductions will purchase at the applicable Option Price (but not in excess of the number of shares for which options have been granted to the participant pursuant to Paragraph 8(a)), and any excess in his or her Account at that time will be returned to the participant, together with any net income of the Segregated Account allocable to his or her Account, as provided in Paragraph 13.

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10.    Delivery.    As promptly as practicable after the Offering Termination Date of each Offering Period, the Company will deliver to a broker designated by the Committee or its designee to hold shares for the benefit of the participants the shares of Common Stock purchased upon the exercise of the participant’s option. As may be determined by the Committee in its sole discretion from time to time, such shares shall be delivered by physical certificates or by means of a book entry system. A participant may instruct any such designated broker to sell shares purchased upon exercise of the participant’s option at any time, subject to applicable securities laws; provided, that the Committee (i) may restrict a participant’s right to transfer shares to another brokerage, institution, or any other person (including the participant) during the initial 24 months following the Offering Commencement Date in which the shares were purchased, and (ii) may determine that, for purposes of Section 423(a)(1) of the Internal Revenue Code, the shares were sold if a participant transfers shares to another brokerage or financial institution, or any other person (including the participant) during the initial 24 months following the Offering Commencement Date in which shares were purchased, unless the participant notifies the Company in writing that a sale did not occur.

11.    Withdrawal and Termination.

a.    Prior to the 15th day of the month before the applicable Offering Termination Date, any participant may withdraw payroll deductions and net earnings thereon credited to the participant by following the procedures specified by the Company for effecting a withdrawal. The Company may authorize withdrawal procedures on an Interactive Voice Response system (“IVR”), a website on the Internet, or a paper enrollment form. As promptly as practical after the participant’s withdrawal, the payment to the participant of all the participant’s payroll deductions credited to his or her account, together with any net earnings of the Segregated Account allocable to the participant’s Account shall be made. No further payroll deductions for such participant will be made during such Offering Period. The Company may, for administrative convenience, elect to pay to participants (or beneficiaries) the amount of any withdrawals and earnings thereon and may then offset the amount of any such payments against payroll deductions otherwise payable to the Segregated Account. The Company may, at its option, treat any attempt to borrow by a participant on the security of the accumulated payroll deductions allocated to the participant’s Account as an election under this Paragraph 11(a) to withdraw such amounts from the Segregated Account.

b.    A participant’s withdrawal from any Offering Period will not have any effect upon eligibility to participate in any subsequent Offering Period or in any similar plan that may hereafter be adopted by the Company.

c.    Upon termination of the participant’s employment with the Company for any reason (including retirement but excluding death or, in certain cases, disability while in the employ of the Company) on or prior to the last day of the last full payroll period preceding the last regular payday in which contributions are credited to the participant for the Offering Period, the payroll deductions credited to the participant, together with

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any net earnings of the Segregated Account allocable to his or her Account, will be returned to the participant, or, in the case of a participant’s death subsequent to the termination of employment, to the person or persons entitled thereto under Paragraph 15. For purposes of the Plan, a participant shall be considered disabled if the Company determines that the participant is unable to perform the usual and customary requirements of his or her job with the Company and will be unable to do so for at least six months; provided, however, that such determination is subject to review by the Committee at its discretion.

d.    Upon termination of the participant’s employment because of death or disability prior to the Offering Termination Date, the participant or the participant’s beneficiary (as defined in Paragraph 15) shall have the right to elect, by written notice given to the Company’s General Counsel prior to the expiration of the period of 90 days commencing on the date of death or disability of the participant, and prior to the Offering Termination Date, either:

(i)	to withdraw all of the payroll deductions credited to the participant, together with any net earnings of the Segregated Account allocable to his or her Account, or

(ii)	to exercise the participant’s option to purchase of Common Stock for the then current Offering Period on the Offering Termination Date for the purchase of the number of full shares of Common Stock that the amount allocated to the participant’s Account at the date of the participant’s death or disability will purchase at the applicable Option Price, and any excess credited to such Account will be returned to said participant or his or her beneficiary. In the event that no such written notice of election shall be duly received by the office of the Company’s General Counsel within the required time period, the participant or beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant, together with the net earnings of the Segregated Account allocable to his or her Account at the date of the participant’s death or disability, and the same will be paid promptly to said participant or beneficiary. Notwithstanding the foregoing, if a participant’s employment with the Company and any Subsidiary Corporation terminates because of disability more than three months prior to the Offering Termination Date, the provisions of this Paragraph 11(d) shall not apply and the provisions of Paragraph 11(c) shall apply to such participant.

12.    Income and Accounting.

a.    Separate accounts shall not be established by the Company for Employees who participate in the Plan. The Employee’s payroll deductions shall be transferred to the Segregated Account as soon as practical after each pay period and credited to the participant.

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b.    Each participant shall share proportionately in the income and expense of the Segregated Account and any net income shall be taxable to the participant, who shall be responsible for paying any income or other taxes applicable thereto.

13.    Stock.

a.    If the Committee, in its sole discretion, fixes a maximum number of shares that shall be made available for sale under the Plan during any Offering Period, such number of shares may be adjusted if less than the number of shares that may be specified by the Committee with respect to any Offering Period are purchased during any Offering Period. In such event, the number of shares not purchased in the Offering Period may be carried over and made available for sale under the Plan during any subsequent Offering Period. If the total number of shares subject to options that would otherwise be exercised on any Offering Termination Date in accordance with Paragraph 9 exceeds the maximum number of shares available for sale, subject to adjustment as aforesaid, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to each participant, together with the net earnings of the Segregated Account allocable thereto, shall be returned to him or her as promptly as possible.

b.    A participant will have no interest in Common Stock covered by the participant’s option until such option has been exercised. Participants in the Plan shall have no rights as stockholders with respect to any shares covered by the Plan until the date of issue of a stock certificate to him or her for such shares. Except as otherwise expressly provided in the Plan or in the corporate action relating to such event, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

c.    Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant.

d.    The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon the New York Stock Exchange, and that either:

(i)	Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall have become effective, or

(ii)	the participant shall have represented in form and substance satisfactory to the Company that it is the participant’s intention to purchase for investment the shares being purchased under such option.

14.    Administration.    The Plan shall be administered by the Committee. The interpretation and construction of any provision of the Plan or any Segregated Account

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agreement and the adoption of rules and regulations for administering the Plan shall be made by the Committee, subject, however, at all times to the final concurrence of the Board of Directors of the Company. Determinations made by the Committee and approved by the Board of Directors with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rules, regulations or interpretations adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Committee or the Board of Directors.

15.    Designation of Beneficiary.    A participant may file with the Company, pursuant to rules adopted by the Committee, a written designation of a beneficiary who is to receive any Common Stock and/or cash pursuant to the provisions of the Plan in the event of the participant’s death. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant’s death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock to such beneficiary and/or pay any cash in the participant’s Account in the Segregated Account to the beneficiary, as may be required under the provisions of Paragraph 11(d). In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall cause such cash to be paid to the person or persons or the entity duly designated by the participant, as shown on the Company’s records, as his or her beneficiary for the proceeds of Company paid life insurance. In the absence of such a beneficiary who is living at the time of the participant’s death, the Company shall cause such cash to be paid to the executor or administrator of the estate of the participant, or if no such executor or administrator of the estate has been appointed (to the knowledge of the Company), the Company, in its discretion, may cause such cash to be paid to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the Common Stock or in amounts credited to the participant’s Account.

16.    Transferability.    Neither payroll deductions credited to a participant, nor earnings thereon, nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant otherwise than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 11.

17.    Ownership of ESPP Assets.    All contributions paid into Segregated Accounts shall be the property of the respective participants in the Plan and the Company shall have no interest in such amounts while held in the Segregated Account.

18.    Effect of Changes in Capital Structure.    If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other

9

securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination, or subdivision, or if the Company takes any other action of a similar nature affecting such Common Stock (excluding, however, any reorganization under the United States Bankruptcy Code), then the number and class of shares of Common Stock that may thereafter be optioned, or the rights assigned thereto (in the aggregate and to any participant), shall be adjusted accordingly and, in the case of each option outstanding at the time of any such action, the number and class of shares that may thereafter be purchased pursuant to such option and the Option Price shall be adjusted, in each case to such extent and in such manner, if at all, as may be determined by the Board upon the recommendations of the Committee, with the approval of independent public accountants and counsel, to be necessary to preserve unimpaired the rights of the holder of such option.

19.    Amendment or Termination.    The Board of Directors of the Company may at any time terminate or amend the Plan. No such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted without prior approval of the stockholders of the Company if such approval is required under the laws or regulations administered by the U.S. Treasury (including Section 423 of the Code), the Securities and Exchange Commission (including Rule 16b-3), any other agency of the U.S. Government, or the New York Stock Exchange, or any other exchange or system on which the Company’s stock is then registered or traded.

20.    Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the General Counsel of the Company.

21.    Dissolution, Merger or Asset Sale.

a.    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

b.    Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Offering Termination Date (the “New Offering Termination Date”) or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Period then in progress. If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) business days prior to the New Termination Date, that the Offering Termination Date for the option held by the participant has been changed to the New

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Offering Termination Date and that such option shall be exercised automatically on the New Offering Termination Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Paragraph 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

22.    Effective Date of Offering Periods.    Offerings may commence under the Plan prior to approval by the stockholders of any amendments or restatements under Paragraph 19 above, but no Common Stock requiring stockholder approval may be purchased hereunder unless and until the requisite stockholder approval has been received.

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Storage Technology Corporation

Annual Meeting of Stockholders – May 21, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Storage Technology Corporation, a Delaware corporation, hereby acknowledge(s) receipt of the 2003 Proxy Statement and Annual Report and hereby appoint(s) Patrick J. Martin, Robert S. Kocol, Mark Roellig and Thomas G. Arnold, and each of them, as the lawful agents and proxies of the undersigned (with full power of substitution), to represent the undersigned at the Annual Meeting of Stockholders of Storage Technology Corporation to be held on May 21, 2003, and any adjournment or postponement thereof and, to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the meeting, on all matters set forth in the proxy statement and, in their discretion, upon such other matters that may properly come before the meeting.

PLEASE MARK, SIGN AND DATE PROXY AND RETURN IT PROMPTLY

IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated on the reverse side.)

Storage Technology Corporation c/o American Stock Transfer 54 Maiden Lane New York, NY 10005

VOTE BY INTERNET – WWW.PROXYVOTE.COM

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website. You will be prompted to enter your 12-digit control number, which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE – 1.800.690.6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Storage Technology Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The shares represented by this Proxy will be will be voted in accordance with the instructions given, or, if no contrary direction is indicated, will be voted FOR all of the nominees for director listed in Proposal 1, FOR Proposal 2, and AGAINST Proposal 3, the stockholder proposal.

The Board of Directors unanimously recommends a vote “FOR” all nominees listed in Proposal 1 and “FOR” Proposal 2.

1.    Election of directors.

James R. Adams	Robert E. La Blanc
Charles E. Foster	Robert E. Lee
Dennis H. Jones	Patrick J. Martin
William T. Kerr	Richard C. Steadman

        FOR All Nominees (except as indicated below)

        WITHHOLD from all Nominees

        WITHHOLD AUTHORITY to vote for the nominees listed below:

2.    Approval of an additional 3,000,000 shares for the Employee Stock Purchase Plan.

FOR	AGAINST	ABSTAIN

The Board of Directors unanimously recommends a vote “AGAINST” Proposal 3.

3.    Approval of a stockholder proposal regarding cumulative voting for the election of directors.

FOR	AGAINST	ABSTAIN

In their discretion, the proxies are authorized to vote on any other matters that may properly come before the meeting.

Please mark, sign, date, and return this Proxy promptly using the enclosed pre-paid envelope.

SIGNATURE(S)	SIGNATURE(S)

DATE	DATE

Please mark, sign, and date this Proxy exactly as your name appears on this card. In case of joint ownership, each joint owner should sign. If you are acting as a trustee, executor, attorney-in-fact or in some other representative capacity, please indicate beneath your signature your title and for whom you are signing this Proxy.